Exhibit 99.1

Nkarta Establishes New Combined NK Cell Therapy Manufacturing Facility / Company Headquarters

•	88,000 square foot facility in South San Francisco will support scaled manufacturing of Nkarta’s engineered NK cell therapy candidates, and be home to company headquarters
•	Planned production expansion builds upon Nkarta’s foundational manufacturing, operational and process development expertise
•	All operations remain closely integrated in South San Francisco, the international hub of biotechnology innovation, with its substantial talent pool and industry resources

SOUTH SAN FRANCISCO, Calif., July 14, 2021 -- Nkarta, Inc. (Nasdaq: NKTX), a biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today announced that it has signed a lease agreement for a facility to support research and development and future commercial manufacturing of Nkarta’s cell therapy pipeline. The new facility will also serve as the company’s headquarters with office space and research facilities. The manufacturing center will be custom designed to complement Nkarta’s state-of-the-art technology platform and optimize the production of its multiple off-the-shelf NK cell therapy investigational products. Nkarta plans to produce materials for potential pivotal clinical trials and commercial launch at the new center.

“Our goal is to ensure that cost-effective, commercial-scale production of cell therapies can be made available widely and rapidly to the cancer patients who need them, and we expect this new facility will enable us to do just that,” said Paul J. Hastings, President and CEO of Nkarta. “As we advance our NKX101 and NKX019 clinical programs and enhance our proprietary platform with exciting new capabilities like CRISPR Cas9 genome engineering, we believe our expanded footprint will drive continued operational excellence and accelerate the development of transformative NK cell therapies for a broad range of cancers.”

Earlier this year, Nkarta completed the construction and qualification of a 2,700 square foot cGMP facility at its primary location in South San Francisco, California. This current clinical manufacturing facility was designed to integrate with Nkarta’s internal process development expertise and meet the production needs of Nkarta’s research activities and early stage clinical trials. Nkarta is currently manufacturing clinical supply for its planned Phase 1 study of NKX019, expected to start in the second half of 2021, and plans to transfer the production of NKX101 and other proprietary platform materials to the clinical manufacturing facility in the future.

The newly leased facility in South San Francisco will be built-out as a multi-product facility and is expected to be operational by the end of 2023. At full capacity, the manufacturing center is expected to have the flexibility to produce commercial supply of multiple cell therapy products. Nkarta will also consolidate administrative offices and research and development laboratories at the new site.

About NKX101

NKX101 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with membrane-bound IL15 and a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. By engineering NKX101 with the proprietary NKG2D-based CAR, the ability of NK cells to recognize and kill tumor cells in pre-clinical models is increased significantly compared to non-engineered NK cells. The addition of membrane-bound IL15, a proprietary version of a cytokine for activating NK cell growth, has been shown in pre-clinical models to enhance the proliferation, persistence and sustained activity of NK cells. A multi-center Phase 1 clinical trial of NKX101 in patients with relapsed/refractory acute myeloid leukemia (AML) or higher risk myelodysplastic syndromes (MDS) is currently enrolling. Additional information about the clinical trial is available on ClinicalTrials.gov, identifier NCT04623944.

About NKX019

NKX019 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with a CD19-directed chimeric antigen receptor (CAR) and a proprietary, membrane-bound form of interleukin 15 (IL-15). CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. Via its CAR, NKX019 targets and binds to CD19 and eliminates CD19-expressing cells via a robust immune response in preclinical studies. Preclinical models also demonstrate enhanced proliferation, persistence and activity of NK cells with the membrane-bound IL-15, an important cytokine for NK cell survival. Initiation of a Phase 1 clinical trial of NKX019 in patients with relapsed/refractory B cell malignancies in multiple centers in the United States and Australia is planned for the second half of 2021.

About Nkarta’s Platform and Natural Starting Materials

Nkarta’s engineering platform utilizes healthy adult donors as the source for NK cells. By enlisting this natural source of NK cells, Nkarta starts with bona fide NK cells endowed with inherent tumor-recognizing ability and potent cytotoxic function. Healthy donor-derived NK cells are also available in abundance, providing a large quantity of cells with which to begin the efficient two-week manufacturing process. Finally, healthy donor-derived adult cells consist of a diverse repertoire of NK cells, providing Nkarta with the potential to capitalize on the inherent diversity of the innate immune system in selecting donors or NK cell populations with optimal characteristics.

About Nkarta’s NK Cell Technologies

Nkarta has pioneered a novel discovery and development platform for the engineering and efficient production of allogeneic, off-the-shelf natural killer (NK) cell therapy candidates. The approach harnesses the innate ability of NK cells to recognize and kill tumor cells. To enhance the inherent biological activity of NK cells, Nkarta genetically engineers the cells with a targeting receptor designed to recognize and bind to specific proteins on the surface of cancerous cells. This receptor is fused to co-stimulatory and signaling domains to amplify cell signaling and NK cell cytotoxicity. Upon binding the target, NK cells become activated and release cytokines that enhance the immune response and cytotoxic granules that lead to killing of the target cell. All of Nkarta’s NK current cell therapy candidates are also engineered with a membrane-bound IL15, a proprietary version of a cytokine known for activating NK cell growth, to enhance the persistence and activity of the NK cells.

Nkarta’s manufacturing process generates an abundant supply of NK cells that, at commercial scale, is expected to be significantly lower in cost than other current allogeneic and autologous cell therapies. Key to this efficiency is the rapid expansion of donor-derived NK cells using a proprietary NKSTIM cell line, leading to the production of hundreds of individual doses from a single manufacturing run. The platform also features the ability to freeze and store CAR NK cells for an extended period of time and is designed to enable immediate, off-the-shelf administration to patients at the point of care.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of cell therapy candidates generated by efficient manufacturing processes, which are engineered to enhance tumor targeting and improve persistence for sustained activity in the body. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Nkarta’s expectations regarding the future benefits and impact of the new facility; Nkarta’s plans for the use of the facility; the efficiency and cost of Nkarta’s manufacturing processes and operations, including for commercial-scale manufacturing; the capacity of the future manufacturing facility and the timeline for it to be operational; the expected timing of the NKX019 trial initiation; Nkarta’s ability to manufacture clinical supply of NKX019 in house and transfer production of NKX101 in house; Nkarta’s ability to capitalize on the inherent diversity of the innate immune system; the ability of Nkarta’s technology to enhance the proliferation, persistence and anti-tumor activity of NK cells and enable off-the-shelf, point-of-care administration; the number of doses generated from a manufacturing run; and the proprietary nature of Nkarta’s technology. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021, and our other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com